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                  DEVELOPMENT AND FOUNDRY / RESALE AGREEMENT


This Agreement (hereinafter "Agreement") is made in duplicate original counterparts and effective as of March 8, 2001 ("Effective Date") by and between TEXAS INSTRUMENTS INCORPORATED, a corporation duly organized and validly existing under the laws of the State of Delaware, acting by and through its Semiconductor Group with a principal place of business at 12500 TI Boulevard, Dallas, Texas 75243 (hereinafter "TI") and PARKERVISION INC., a corporation duly organized and validly existing under the laws of the State of Florida, with a principal place of business at 8493 Baymeadows Way, Jacksonville, Florida 32256 (hereinafter "ParkerVision") and TI and/or ParkerVision may be referred to herein individually as a "Party" or collectively as the "Parties", as the case may require.

WHEREAS, ParkerVision is engaged in the design and development of RF integrated circuits using a direct conversion technology known within the industry as "D2DTM (Direct to Data) technology" and expects to introduce first samples of its first RF integrated circuit using D2D technology during the fourth (4th) quarter of 2000.

WHEREAS, TI is engaged in the design, development and manufacture of digital baseband integrated circuits and RF integrated circuits.

WHEREAS, both Parties wish to develop seamless interfaces between TI's digital baseband integrated circuits and ParkerVision's D2D RF integrated circuits such that the Parties' components can be promoted as part of reference designs for wireless applications.

WHEREAS, ParkerVision wishes to buy RF integrated circuits from TI acting as ParkerVision's foundry for RF integrated circuits.

WHEREAS, TI is willing for some time period to act as ParkerVision's foundry and to treat ParkerVision as a valued foundry customer, and to support ParkerVisions requirements of RF integrated circuits as part of TI's foundry service program.

NOW THEREFORE, the Parties have entered into the following agreement:


1.    DEFINITIONS:

For the purposes of this Agreement, the following underlined terms, in addition to the terms elsewhere defined in this Agreement, will have the meanings set forth below.

1.1. "ACQUIRING PARTY" means a third party who acquires ParkerVision upon the effective date of a Change of Control.

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1.2.  "AFFILIATE" shall mean, with respect to a specified entity, another person or entity that, directly or indirectly, controls or is controlled by or is under the common control with the entity specified, and the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, through the ability to exercise voting power, by contract or otherwise.

1.3. "CHANGE OF CONTROL" shall mean a change of control in the ownership of a Party, as further defined in Section [16.5] of this Agreement.

1.4. "COMMERCIALLY REASONABLE EFFORTS" shall mean all commercially reasonable efforts a reasonable business person would use in the performance of a specified obligation taking into account the cost associated with the performance of any such obligation, and the profit or loss to be expected as a result of its performance, and all other commercial, technical and operational factors to be taken into account by a reasonable business person. For the avoidance of any misunderstanding, the Parties hereby expressly agree that the obligation to use Commercially Reasonable Efforts does not encompass an obligation to breach an obligation to a third party.

1.5. "COLLABORATIVE CHIPSET" means a chipset comprising of a Collaborative Product and a Collaborative TI Digital Baseband Processor designated in a Statement of Work, for which the Parties have developed an Interface pursuant to and as specified in that same Statement of Work.

1.6. "COLLABORATIVE PRODUCT" means a Product developed by ParkerVision that includes or operates with an Interface, and also operates with a Collaborative TI Digital Baseband Processor, and which is a designated component of a Collaborative Chipset pursuant to and as specified in a Statement of Work.

1.7. "COLLABORATIVE TI DIGITAL BASEBAND PROCESSOR" means a TI Digital Baseband Processor developed by TI that includes or operates with an Interface, and also operates with a Collaborative Product, and which is a designated component of a Collaborative Chipset pursuant to and as specified in a Statement of Work.

1.8.  "COMPETITOR FOUNDRY" means a foundry other than TI.

1.9. "D2D SUB-PART" is one of a D2D receiver, a D2D transmitter, a D2D transceiver or a D2D transmitter/receiver pair implemented in integrated circuit form and designed by ParkerVision.

1.10. "DELIVERABLE" shall mean the items to be delivered by either party to the other party in accordance with a Statement of Work or the Foundry Business Plan.

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1.11. "DESIGN WIN" means a written  statement from a ParkerVision  customer that such customer intends to design a system using ParkerVision's D2D technology.

1.12. "ESTIMATED SHIP DATE" shall mean the date TI approximates that it will ship a Product to ParkerVision.

1.13. " FOUNDRY PERIOD" shall mean the period during which TI acts as ParkerVision's foundry.

1.14. "FOUNDRY BUSINESS PLAN" means a unique document to be generated by the Management Team in accordance with Section [7] below.

1.15. "INDEPENDENT TECHNOLOGY" shall mean either Party's technical information, including, but not limited to, all schematics, layouts, plans, architectures, mathematical models, data, formulae, algorithms, methods, guidelines, practices, prototypes, tests, cell libraries, semiconductor topographies, reports as well as all tools, software, firmware and hardware, and all Intellectual Property Rights relating thereto, developed, owned, or possessed either (1) by a Party prior to this Agreement; or (2) at any time by a Party outside of a Project hereunder without the use of the other Party's Confidential Information.

1.16. "INTELLECTUAL PROPERTY RIGHTS" shall mean all world-wide patents, patent applications, utility models issued or pending, registered and unregistered design rights, copyrights (including copyrights on software in any form and moral rights), trade secrets and proprietary know-how, mask works and other similar statutory intellectual property or industrial rights related thereto, as well as applications for any such rights.

1.17. "INTERFACE" shall mean the gates, modules and input/output and all other semiconductor technology, whether in the form of hardware, firmware or software, which is designed pursuant to a Statement of Work to enable or optimize the exchange of data between a Collaborative Product and a Collaborative TI Digital Baseband Processor in a Collaborative Chipset. Subject to Section 5.3, an Interface may include a Party's Independent Technology.

1.18. "LIFE-TIME BUY PURCHASE ORDERS" shall mean purchase orders submitted by ParkerVision for a Product after notice that TI intends to discontinue the manufacture of a Product, subject to Section 12.

1.19. "MANAGEMENT TEAM" shall mean a team consisting of two representatives of each Party whose charter is set forth in Sections [2.2 and 2.3] below.

1.20. "PARKERVISION TRADEMARKS" means the trademarks itemized in Exhibit E attached hereto and any other Trademarks which ParkerVision elects to add to Exhibit E with TI's consent, which shall not be unreasonably withheld.

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1.21. "POINT OF NO RETURN"  means a milestone  set forth in a Statement  of Work beyond which neither party shall be entitled to terminate for its convenience the development contemplated in the Statement of Work.

1.22. "PRODUCT" means a packaged or an unpackaged electrical and mechanical die, designed by ParkerVision and capable of being manufactured using TI Manufacturing Technology. A Product includes one or more D2D Sub-Parts. Until such time when the Management Team makes the determination contemplated in Section [6.2.2] below, the term "Product" shall not include Gallium Arsenide RF Integrated Circuits or other Gallium Arsenide goods.

1.23. "PRODUCT DESIGN DATABASE" shall mean a computer readable file describing the pattern, placement, and interconnection of the semiconductor components (including, but not limited to: transistors, resistors, capacitators, I/O pads, and components that interconnect semiconductor components) within a Product.

1.24. "PRODUCT SPECIFICATION" shall mean the visual inspection criteria, electrical test and electrical parameters and other performance criteria mutually agreed upon between TI and ParkerVision for a particular Finished Product.

1.25. "PROJECT" shall mean the Parties' development work pursuant to a Statement of Work hereunder.

1.26. "PROJECT IP" shall mean software, firmware, hardware, Interfaces and all other technical information, including, without limitations, inventions and technical or commercial know-how, conceived and reduced to practice in the course of a Project hereunder, and all intellectual property relating thereto. For the avoidance of any misunderstanding it is expressly agreed that the term "Project IP" shall not include either Party's Independent Technology, whether knowingly or inadvertently incorporated into Project IP.

1.27. "QUOTED LEAD-TIME" shall mean the approximate length of time TI requires from the date a purchase order for Product is submitted to TI by ParkerVision until such time TI can ship the Product pursuant to such purchase order. Both Parties understand and agree that Quoted Lead-Time may vary during the term of this Agreement as a result of the aggregate demand placed upon TI from all of TI's customers when compared to the aggregate manufacturing supply capability available to TI.

1.28. "REFERENCE DESIGN" means any recommendation by either Party to use its semiconductor integrated circuits in connection with one or more of the other Party's semiconductor integrated circuits; such recommendation can be in the form of schematics, a list of components or any other publication in which a Party endorses the use of its products in conjunction with the other Party's products or technology.


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1.29. "REQUESTED  DELIVERY  DATE"  shall  mean the  requested  arrival  date for
      Products ordered by ParkerVision.

1.30. "RESTRICTED FIELDS" mean:

      (1) WLAN Infrastructure Devices and WLAN Client Devices compliant with WLAN, that support only one or more WLAN operations (single-mode capability);
      (2) WLAN Infrastructure Devices, compliant with WLAN, that support only dual-mode operation of one or more WLAN operations with one or more WAN operations (dual-mode capability), compliant with WAN;
      (3) WLAN Infrastructure Devices and WLAN Client Devices, compliant with WLAN, that support only dual-mode operation of one or more WLAN operations with one or more Bluetooth operations (dual-mode capability), compliant with Bluetooth; and/or
      (4) WLAN Infrastructure Devices, compliant with WLAN, that support only tri-mode operation of one or more WLAN operations with one or more WAN operations with one or more Bluetooth operations (tri-mode capability), compliant with WAN and Bluetooth.

1.31. "RF INTEGRATED CIRCUITS" OR "RF FRONT ENDS" shall mean integrated circuits capable of receiving, transmitting, modulating, and/or converting radio frequency signals and which, individually or collectively, perform the functionality of a radio within a wireless application.

1.32. "STATEMENT OF WORK" OR "SOW" shall mean a written agreement executed by and between the Parties hereunder contemplating a collaborative or joint development of an Interface for a Collaborative Chipset.

1.33. " TI DIGITAL BASEBAND PROCESSOR" means a semiconductor device designed by TI for the processing of digital signals in wireless applications.

1.34. "TI MANUFACTURING TECHNOLOGY" shall mean the know-how, knowledge and technology which, collectively, represents TI's CMOS and Bi-CMOS manufacturing process technology for RF Integrated Circuits, including, without limitation, the design rules and test programs, used in the production, assembly and testing of RF Integrated Circuits.

1.35. "WAFER" means a processed wafer that includes multiple Products which need to be separated, packaged and tested.

1.36. "WAFER PROBE TEST SPECIFICATION" means the quality specification setting forth the die size, wafer thickness and bond pad dimensions agreed upon between the Parties for any particular Product to be supplied by TI to ParkerVision in the form of Wafers, and any

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      process  control monitor  circuitry  parameters  specifically  agreed upon between the parties in writing with regard to any such Wafers.

1.37. "WLAN" shall mean a Wireless Local Area Network that is implemented according to and that operates within the following standards: IEEE 802.11a, IEEE 802.11b, HiperLAN1, HiperLAN2, and/or other similar standards presently existing or developed in the future.

1.38. "WLAN CLIENT DEVICE" means hand held  computers,  personal data assistants
      (PDAs), automatic identification data collection devices (such as bar code scanners/readers, electronic article surveillance readers, and radio frequency identification readers) and other similar user devices compliant with and implementing WLAN for wireless communications.

1.39. "WLAN INFRASTRUCTURE DEVICE" means access points and other similar devices, compliant with and implementing WLAN, and used to provide the ability for WLAN Client Devices to connect to a wired network and/or to provide the network functionality of a WLAN.

2.    PURPOSE AND SCOPE OF THIS AGREEMENT
      -----------------------------------

2.1 Subject to the terms and conditions set forth in this Agreement and the Foundry Business Plan to be developed hereunder, (1) both Parties desire to jointly develop Interface technology for Collaborative Chipsets in which ParkerVision's D2D RF Integrated Circuits and TI's digital baseband processors complement and fully exploit each other's performance capabilities, and (2) ParkerVision agrees to first design each Product using TI's design process rules, and TI shall manufacture RF Integrated Circuits designed by ParkerVision.

2.2 The strategic relationship intended under this Agreement will be sponsored, managed, reviewed and up-dated by a Management Team. The Management Team will comprise two representatives from each Party. Each Party reserves the right to replace its representative(s) on written notification to the other Party.

2.3 The Management Team will meet regularly but at least twice per year. The representatives of both Parties shall communicate between meetings as necessary. The charter of the Management Team shall include the following items:

      o Identification of wireless applications for which the Parties intend to develop Interface technology in accordance with a Statement of Work hereunder.
      o   Review of Project status.
      o   Development,  periodic  review,  and revision of the Foundry  Business
          Plan.

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      o   Review of Issues / Action  items  arising  from the  Parties'  foundry relationship.

3.    REFERENCE DESIGNS
      -----------------

3.1 Either Party shall be free to develop Reference Designs based on either Party's semiconductor devices and the Interface technology to be developed hereunder. From time to time, the Parties may discuss and decide to jointly develop a Reference Design in accordance with the terms and conditions provided herein. However, unless expressly provided for in this Agreement or in a Statement of Work, nothing in this Agreement shall be construed as an obligation on either Party to supply semiconductor devices to the other Party or its customers, or to provide the other Party or its customers with any technical assistance in regards to the implementation of any such Reference Design, whether jointly developed hereunder or not.

3.2 In furtherance of the Parties' desire to promote their devices as part of Reference Designs, each Party hereby grants to the other Party the right, under the granting Party's tradenames and copyrights, (i) to refer to the granting Party, in sales or technical documentation pre-approved by the granting Party in writing, as the supplier of semiconductor devices that are included in the other Party's or a jointly developed Reference Design and (ii) to copy and distribute, but not modify, any technical or commercial documentation released by the granting Party to promote the use and sale of any such semiconductor device as part of the other Party's Reference Design. After the effective date of a Change of Control of ParkerVision (as defined in Section [16.5] below), the rights specified above under sub-section (i) shall be revoked, and the rights specified above under sub-section (ii) shall continue, except that each Party must remove the other Party's tradenames prior to distributing the granting Party's technical or commercial documentation described above.


PART A: DEVELOPMENT OF INTERFACES FOR WIRELESS APPLICATIONS
-----------------------------------------------------------

4.    JOINT DEVELOPMENT WORK
      ----------------------

4.1 After the execution of this Agreement, the Parties shall negotiate in good faith Statement of Works for collaborative efforts relating to WLAN 802.11B and CDMA.

4.2 For each Interface that the Parties decide to develop for a Collaborative Chipset hereunder, the Parties shall execute a written Statement of Work substantially in the form of the model Statement of Work attached hereto as Exhibit [A]. To be effective, each Statement of Work must be signed by both Management Team representatives of both Parties. Each Statement of Work shall set forth, at a minimum, the following technical and operational conditions:

      4.2.1 Field of Use;

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      4.2.2 Functions, specifications and parameters, including those applicable to the Field of Use, of the Interface;

      4.2.3 Descriptions of the applicable Collaborative Product and Collaborative TI Digital Baseband Processor. Such descriptions shall be in terms of functionalityand applicable standards related to the Field of Use. It is understood that the Collaborative Product and the Collaborative TI Digital Baseband Processor are to be developed independently by ParkerVision and TI, respectively, and such independent development is outside the Project.

      4.2.4 Milestones for the development work and the Point of No Return;

      4.2.5 The Deliverables including, but not limited to, application notes and Interface technology to be provided by either Party to the other Party in the course of or at the conclusion of the Parties' performance of the Statement of Work; for each Deliverable the Statement of Work shall specify whether or not the Deliverable is or contains Independent Technology owned or otherwise possessed by the Party providing the Deliverable, subject to Section 5.3;

      4.2.6 The procedures and data necessary for the testing and approval of the development work; and

      4.2.7 An indication of whether or not the Statement of Work is directed to the Restricted Fields.

4.3   Collaborative Efforts In the Restricted Fields

      When collaborating in the Restricted Fields under a Statement of Work, ParkerVision shall be responsible for designing D2D Sub-Parts in any Product, and integrating RF Front Ends that include one or more D2D Sub-Parts that are designed for use in the Restricted Fields.

4.4   Termination of Development Work

      Either Party may terminate for its convenience a Statement of Work executed between the Parties at any time prior to the achievement of the milestone designated in the applicable Statement of Work as the Point of No Return by providing the other party with a ten (10) day prior written notice. The foregoing right to terminate a Statement of Work for convenience does not affect a Party's right to terminate a Statement of Work for cause such as the other Party's breach of this Agreement or for any other cause specified in this Agreement. A Party's termination of a Statement of Work for convenience or for cause shall not affect the validity of any other Statement of Work executed between the Parties unless such other Statement of Work is expressly terminated in the notice of termination.

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4.5   Cost of Development Work

      Unless otherwise expressly provided for in a Statement of Work, each Party shall bear all costs and expenses it may incur in preparation for, and in the performance of, the development work provided for in a Statement of Work. For the avoidance of any misunderstanding, and without limiting the generality of the preceding sentence, a party's obligation to bear its own costs and expenses shall include the costs and expenses associated with the disclosure of Independent Technology by either Party to the other Party pursuant to a Statement of Work.

5.    OWNERSHIP OF INTELLECTUAL PROPERTY
      ----------------------------------

5.1 REPRESENTATION. Each Party hereby represents to the other Party that it has, or will have prior to commencement of the development work contemplated in any Statement of Work, valid and sufficient agreements with its employees (which term shall include agents, consultants and subcontractors) such that ownership of rights of all technology including, without limitation, Interface technology developed pursuant to a Statement of Work hereunder, shall vest with the Party for which such development work is performed pursuant to the provisions of this Section [5].

5.2   Rights in Project IP.

      5.2.1 All Project IP developed and/or implemented by ParkerVision in the course of a Project without participation of TI's employees, agents, consultants or subcontractors, and without the use of TI Independent Technology, shall be the sole and exclusive property of ParkerVision and all Intellectual Property Rights therein or resulting therefrom shall be vested solely in ParkerVision. All such Project IP shall hereinafter be referred to as "ParkerVision Project IP".

      5.2.2 All Project IP developed and/or implemented by TI in the course of a Project without participation of ParkerVision's employees, agents, consultants or subcontractors, and without the use of ParkerVision Independent Technology, shall be the sole and exclusive property of TI and all Intellectual Property Rights therein or resulting therefrom shall be vested solely in TI. All such Project IP shall hereinafter be referred to as "TI Project IP".

      5.2.3 All Project IP jointly developed and/or implemented by TI and ParkerVision in the course of a Project (such Project IP shall hereinafter be referred to as "Joint Project IP," and also referred to as "Jointly Owned Project IP" in Exhibit C), shall be jointly owned by ParkerVision and TI with each Party owning an undivided, equal ownership interest in any such Joint Project IP and all Intellectual Property Rights therein or resulting therefrom shall be vested in ParkerVision and TI as joint and equal owners (except as noted in Exhibit C). Subject to any

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            confidentiality  restrictions  which may apply,  each Party shall be free to use such Joint Project IP to design, develop, make, have made, use, import, sell, offer to sell, or otherwise dispose of integrated circuits incorporating such Joint Project IP (except as noted in Exhibit C). In the event of patentable inventions jointly
            owned   hereunder,   the  filing  and  the   prosecution  of  patent
            applications as well as the maintenance of jointly owned patents shall be handled in accordance with the procedure set out in [Exhibit C] hereto.

      5.2.4 Unless explicitly stated otherwise in writing in a Statement of Work, ParkerVision Project IP, TI Project IP, and Joint Project IP shall not individually or collectively include any of either Party's Independent Technology, or any Intellectual Property Rights relating thereto.

      5.2.5 ParkerVision hereby grants to TI a non-exclusive, fully paid, royalty-free, worldwide license, with no right to sub-license other than to TI Affiliates, under ParkerVision's Intellectual Property Rights in ParkerVision Project IP only as related to Interface technology developed hereunder according to a Statement of Work whose Point of No Return was achieved prior to any termination of such Statement of Work, for the sole purpose to incorporate or otherwise implement the Interface developed under such Statement of Work in semiconductor devices made by or for TI. All rights not granted herein to TI are hereby reserved by ParkerVision. This license shall survive expiration or termination of this Agreement, unless this Agreement is terminated due to a material breach of TI.

      5.2.6 Subject to the provisions of Section 6, TI hereby grants to ParkerVision a non-exclusive, fully paid, royalty-free, worldwide license, with no right to sub-license other than to ParkerVision Affiliates, under TI's Intellectual Property Rights in TI Project IP only as related to Interface technology developed hereunder according to a Statement of Work whose Point of No Return was achieved prior to any termination of such Statement of Work, for the sole purpose to incorporate or otherwise implement the Interface developed under such Statement of Work in semiconductor devices made by or for ParkerVision. All rights not granted herein to ParkerVision are hereby reserved by TI. This license shall survive expiration or termination of this Agreement, unless this Agreement is terminated due to a material breach of ParkerVision.

5.3   License to Use Independent Technology

      Each Party hereby grants to the other Party a non-exclusive, worldwide license, with no right to sub-license other than to each Parties' respective Affiliates, under its present or future Intellectual Property Rights in the Independent Technology provided by the granting Party to the receiving Party in the course of a Project, for the sole purpose to incorporate or otherwise implement the Interface developed under the applicable Statement of Work for the Project in semiconductor devices made by or for the other

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                                                                         Page 11

      Party, provided that the Point of No Return for such applicable Statement of Work for the Project was achieved prior to any termination of such Statement of Work. The burden shall be on the receiving Party invoking such license to prove that the granting Party in fact disclosed such Independent Technology during the course of the Project to the receiving Party for the purpose of allowing the receiving Party to use such Independent Technology.

      To avoid any misunderstanding, this section does not grant any license of TI Independent Technology from TI to ParkerVision to design, develop, make, have made, use, import, offer to sell, sell or otherwise dispose of any TI Digital Baseband Processor. Similarly, this section does not grant any license of ParkerVision Independent Technology from ParkerVision to TI to design, develop, make, have made, use, import, offer to sell, sell or otherwise dispose of any ParkerVision Product (for purposes of this sentence only, the term "Product" includes Products capable of being manufactured using any manufacturing technology, and also includes Gallium Arsenide goods).

      The foregoing license shall be royalty-free unless (i) otherwise provided for in writing in the applicable Statement of Work or (ii) with respect to the disclosure of Independent Technology not specified in a Statement of Work hereunder, the Party intending to provide any such other Independent Technology provides the other Party with prior written notice that the use of such Independent Technology shall be royalty bearing. A Party having received such notice shall be entitled to evaluate the Independent Technology specified in the notice for a reasonable period of time, and, subject to the outcome of such evaluation, both Parties shall negotiate in good faith a mutually acceptable royalty rate for the receiving Party's use of any such Independent Technology under the license granted above.

      This license grant to ParkerVision shall survive expiration or termination of this Agreement, unless this Agreement is terminated due to a material breach of ParkerVision. Similarly, this license grant to TI shall survive expiration or termination of this Agreement, unless this Agreement is terminated due to a material breach of TI.

5.4   Limited Covenant Against Injunctive Relief and Enhanced Damages

      5.4.1 Subject  to  the   exclusions  of  Section   5.4.4,   ParkerVision
            covenants that:

            5.4.1.1 No injunction, temporary restraining order, preliminary injunction, or other enforceable order enjoining conduct shall be effective during the Safe Harbor Period (as defined in Section 5.4.2) as to ParkerVision's Intellectual Property Rights relating to Integrated Circuit Technology against TI or TI Customers based on a claim that a product designed and made by or for TI (or any derivative thereof) infringes such ParkerVision Intellectual Property Rights ("Safe Harbor Product"). For the purposes of this
            Section 5.4, a "TI Customer" is a third party who directly or indirectly purchases products made by TI, where such

                                                                           TI/PV
                                                                         Page 12

            products are designed substantially by TI, and shall include OEMs and users of products that include any such Safe Harbor Products, while the term "Integrated Circuit Technology" shall include all technology used in the design, manufacture, sale and marketing of integrated circuits including, without limitation, discrete devices, modules (i.e., more than one integrated circuit contained in a single package), chipsets, assemblies (i.e., packaged integrated circuits mounted on a single substrate), design tools, software controlling the functionality of any such integrated circuits, and reference designs specifying the use of any such items in any given application. "Integrated Circuit Technology" shall not include ParkerVision's Intellectual Property Rights relating to video camera control and/or production studio automation when directed to the system level, end-user level, or methods of use relating to same.

            5.4.1.2 Neither an act nor an omission by TI or TI Customers related to Safe Harbor Products which, directly or indirectly, infringes ParkerVision's Intellectual Property Rights shall give rise to damages exceeding a reasonable royalty rate. All other damages including, without limitation, punitive damages, consequential or treble damages shall be excluded.

      5.4.2 Term of Covenant. For each infringement of a ParkerVision Intellectual Property Right alleged in a notice of infringement issued by ParkerVision to TI, the foregoing covenant of Section 5.4.1 shall be effective for a period of five (5) years following TI's receipt of such notice (the "Safe Harbor Period"), except that this covenant shall not apply to any ParkerVision patent claim beyond the five (5) year period triggered by the notice of infringement in which such patent claim is first asserted by ParkerVision.

      In the event that the discontinuation of an allegedly infringing product would create a materially adverse effect on TI's relationship with a TI customer, TI and ParkerVision shall negotiate in good faith an extension of the Safe Harbor Period.

      5.4.3 No Waiver.  ParkerVision's  compliance  with the covenant of Section
      5.4.1 shall not be deemed a waiver, by laches, estoppel or otherwise, to sue or otherwise assert a claim against TI or TI Customers before or after the expiration of the Safe Harbor Period. Likewise, TI's failure to bring an action to invalidate or render unenforceable ParkerVision's Intellectual Property Rights before or after the receipt of a notice of infringement issued by PV, shall not be deemed a waiver, by laches, estoppel or otherwise, to sue or otherwise assert a claim challenging the validity or unenforceability of any ParkerVision Intellectual Property Rights.

      5.4.4 The covenant of Section 5.4.1 shall not apply:

            5.4.4.1 To allegedly infringing products (or any derivative thereof) which TI sells to a New Customer. For the purpose of this exception, a "New Customer" shall

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                                                                           TI/PV
                                                                         Page 13

            be deemed a third party who has not declared in writing its intent to use the allegedly infringing product (or any derivative thereof) in their application ("design-in") within a period of eighteen (18) months following TI's receipt of ParkerVision's notice of infringement.

            5.4.4.2 If, during the Safe Harbor Period, TI files an action challenging the validity or enforceability of the Intellectual Property Right which ParkerVision claims to be infringed by TI, unless such action by TI is in defense to court action initiated by ParkerVision to seek royalties or (other) monetary damages for such alleged infringement or in defense to a claim for injunctive relief.

            5.4.4.3  Down-Converter.   To  subject  matter  that  satisfies  the
            following requirements:

                  (1) the subject matter represents a sub-harmonic sampling RF down-converter with a fixed control signal aperture; and

                  (2) the subject matter implements one or more of the complete schematics shown in Exhibit J with or without minor variations (for the avoidance of doubt, changes in circuit topology, changes in circuit components, and changes in the functionality of circuit components shall NOT be considered minor variations), or circuits that implement one or more of such schematics in their entireties, where such schematic(s) is/are used for the down-conversion function; and

                  (3) the subject matter exhibits a continuous percentage discharge of the output signal by use of a shunt resistor (As shown in Exhibit K) that is greater than or equal to six percent (6%) and less than or equal to fifty percent (50%); and

                  (4) the subject matter achieves a recursive output filtering effect where by use of a series capacitor connected to the input signal, shunt switch, a shunt passive resistor connected to bias for both outputs the current output value depends on the previous output values stored on the series capacitor.

                  5.4.4.2 Up-Converter. To subject matter that satisfies the following requirements:

                        (1) the subject matter represents a gating RF wireless carrier based communication sub-harmonic up-converter and modulator for use at carrier frequency above 500Mhz with a non-dynamic fixed signal aperture; and

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                                                                           TI/PV
                                                                         Page 14

                        (2) the subject matter implements one or more of the complete schematics shown in Exhibit L with or without minor variations (for the avoidance of doubt, changes in circuit topology, changes in circuit components, and changes in the functionality of circuit components shall NOT be considered minor variations), or circuits that contain one or more of such schematics in their entireties, where such schematic(s) is/are used for the sub-harmonic up-conversion and modulation function (Exhibit L also shows a schematic of an exemplary digital aperture generator circuit); and

                        (3) the  subject  matter  converts  an analog  amplitude
                        varying input waveform (as shown in Exhibit M), where the amplitude variation represents the desired carrier wave modulation, into a series of pulses defined by a controlled aperture gating function to simultaneously control the output amplitude response, frequency response, and output impedance to provide frequency up-conversion and modulation in a single operation; and

                        (4) the subject matter exhibits non-dynamic signal aperture sub-harmonic up-conversion and modulation with power control by use of a fixed bias control; and

                        (5) the subject matter excludes circuits that modify the aperture time period for the purpose of modulation such as Pulse Width Modulation Circuits.

      5.4.5 Whether or not the covenant of Section 5.4.1 applies, if ParkerVision files a claim in a court against TI or TI Customers based on a claim that a product designed and made by or for TI (or any derivative thereof) infringes ParkerVision Intellectual Property Rights, then TI has the right to terminate the foundry relationship with ParkerVision with immediate effect by providing ParkerVision with written notice of its decision to terminate the relationship.

      5.4.6 Nothing in this Agreement shall be deemed to be an admission on the part of ParkerVision or TI as to the validity, enforceability, or scope of their respective Intellectual Property Rights. It shall not be a breach of this Agreement if TI makes, has made, uses, sells, or offers to sell a product that infringes a ParkerVision Intellectual Property Right. Internal documentation generated and distributed internally by TI for purposes of implementing Sections 5.4.4.3 and 5.4.4.4 shall not be deemed to be an admission by TI that TI is infringing a ParkerVision Intellectual Property Right.

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                                                                           TI/PV
                                                                         Page 15

      5.4.7. The covenant provided for in this Section 5.4 shall be binding on ParkerVision and its Affiliates and their respective successors and assigns, and ParkerVision and its Affiliates shall cause any third party acquiring an interest in PakerVision's Intellectual Property Rights which would allow any such third party to assert Intellectual Property Rights affected by this covenant against TI to be bound by same in the same manner as ParkerVision and its Affiliates.

5.5 Except as otherwise specified above in this Section 5, or as otherwise specified elsewhere in this Agreement, ParkerVision and TI respectively retain all of their rights and remedies as to their respective Intellectual Property Rights.

PART B: MANUFACTURE AND SUPPLY OF PRODUCTS
------------------------------------------

6.    FOUNDRY RELATIONSHIP
      --------------------

6.1 During the Foundry Period, TI hereby agrees to manufacture for ParkerVision its Products (including Products in Wafers) on a non-exclusive basis using the TI Manufacturing Technology, consistent with TI's standard internal practices, in accordance with the Foundry Business Plan to be developed and revised by the Management Team in accordance with Section [7] below. During the Foundry Period, except for Products based on Gallium Arsenide instead of silicon (see below), ParkerVision agrees to first design each Product using TI's design process rules. ParkerVision agrees to port to TI's design rules its PV1000x 802.11b RF integrated circuits and its CDMA RF integrated circuits (both of which are under development at the time of the execution of this Agreement) by December 31, 2001.

As for Products based on Gallium Arsenide, upon notification by TI that a TI Gallium Arsenide device manufactured by TI is qualified for volume production by a TI customer, and subject to any contractual obligations of ParkerVision at the time of such notification, and as long as the foundry relationship between the Parties exists, ParkerVision shall after such notification first design each new Gallium Arsenide Product using TI's design process rules, provided that the price, lead-times, and performance of the TI process matches or exceeds that of ParkerVision's existing Gallium Arsenide manufacturer for substantially similar Products.

6.2 The foundry relationship between the Parties as described herein shall exist during the Foundry Period, which shall begin on the Effective Date of this Agreement, and shall end three (3) years after TI has shipped the first five hundred thousand (500,000) Products.

6.3 The Parties may mutually agree to continue said foundry relationship for successive terms of length to be mutually agreed, provided that such agreement is made in a writing executed

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                                                                           TI/PV
                                                                         Page 16

by both Parties no later than six (6) months prior to the expiration of the initial Foundry Period or each subsequent term.

6.4 In the event that either Party decides not to extend the foundry relationship pursuant to Section [6.3], or if this Agreement should expire or terminate for any reason other than a material breach by ParkerVision or pursuant to Section 5.4.5, TI shall continue to manufacture and supply ParkerVision with Product that TI had started to manufacture for ParkerVision prior to such expiration or termination, and TI shall continue to use Commercially Reasonable Efforts to quote competitive Product pricing and the Quoted Lead-Times. However, subject to Section [12] below, for any such Product, TI's foregoing obligation shall terminate as soon as TI discontinues the TI Manufacturing Process used in the manufacture of such Product.

6.5 MARKING REQUIREMENTS AND LIMITED TRADEMARK LICENSE. As space allows, TI shall include the ParkerVision Trademarks on all Products and Collaborative Products manufactured by TI as specified herein. ParkerVision hereby grants to TI a limited world-wide, non-exclusive, royalty free right to the ParkerVision Trademarks to the extent required by TI to comply with the requirements of this Section [6.6]. TI shall not use the ParkerVision Trademarks except as expressly stated in this Agreement. All rights in and to the ParkerVision Trademarks not specifically granted to TI by this Agreement are reserved to ParkerVision for ParkerVision's own use and benefit. The Parties agree to comply with the additional trademark provisions contained in Exhibit G.

7.    Foundry Business Plan
      ---------------------

7.1 A three (3) year rolling business plan specifying TI and TI Manufacturing Technology to be used in the manufacture of Products (the "Foundry Business Plan") will be developed, reviewed, and potentially revised every three (3) months by the Management Team. For the manufacture of Products, TI shall make available TI Manufacturing Technologies that are generally stable, or other TI Manufacturing Technologies that the Parties mutually agree for strategic reasons. Factors for indicating whether a particular TI Manufacturing Technology is generally stable include but are not limited to whether TI makes such TI Manufacturing Technology generally available to third parties for the production of integrated circuits substantially similar in complexity to the Products. In light of such factors (as well as other relevant factors), the Management Team shall determine in good faith whether a particular TI Manufacturing Technology shall be used for the manufacture of any given ParkerVision Product. Without limiting the generality of the foregoing, the Management Team shall consider at least the TI Manufacturing Technologies listed in Exhibit [B] for the manufacture of ParkerVision Products.

7.2 For each TI manufacturing process to be used in the manufacture of ParkerVision Products, the Foundry Business Plan shall specify the design tools that TI shall make available to ParkerVision to allow ParkerVision to design/redesign Products for

                                                                           TI/PV
                                                                         Page 17

      manufacture by TI. All such design tools shall be made available to ParkerVision at TI's standard rate for such tools. In the absence of a published price or a reference price charged to other TI foundry customers for identical or substantially similar design tools, the rate at which said design tools shall be made available to ParkerVision shall comprehend all costs associated with the development or procurement of said tools plus a margin which is in line with TI's average gross profit margin on foundry products.

7.3 The Foundry Business Plan shall include specific Product pricing and price reduction goals for each Product that ParkerVision designs for manufacture by TI according to Section 6. Product pricing shall be for processed wafers, good electrical and mechanical die and/or for packaged and tested Products, as specified in the Foundry Business Plan. In addition, the Foundry Business Plan shall specify the Quoted Lead-Times for such Products. TI shall also provide ParkerVision with quotes on available TI packaging services, and ParkerVision shall be allowed at its option to use such services. Such quotes will be committed by TI for a period of six (6) months. An example of such quotes is provided in Exhibit F. The Quoted Lead-Times quoted by TI for a given TI Manufacturing Technology shall be generally comparable over a representative period of time to lead-times quoted by TI to other customers for similar volumes manufactured using the same TI Manufacturing Technology, and supplied to such other customers under substantially similar terms and conditions. The Foundry Business Plan may contain other terms that are mutually agreed upon by the Parties.

7.4 The Product Specification and the Wafer Probe Test Specification for each Product will be mutually agreed upon and included in the Foundry Business Plan.

8.    VOLUMES FORECASTS
      -----------------

Within thirty (30) days following the qualification of ParkerVision's first Product by a ParkerVision customer, ParkerVision shall provide TI with a one (1) year rolling forecast specifying for each quarter ParkerVision's volume requirements of Products which ParkerVisions intends to offer to its customers in commercial volumes. The forecast is to be revised, updated and reconfirmed every three (3) months by ParkerVision and TI during the fifth (5th) week of the first quarter of the rolling forecast for purchase requirement for the next three (3) quarters. Orders to be placed for the first quarter of the rolling forecast shall be considered firm and accepted for committed volumes; orders to to be placed for the second and third quarters may increase or decrease by as much as fifty percent (50%) from those in the forecast; while orders to be placed for the fourth quarter may decrease by one hundred percent (100%) and may increase or decrease by any amount from those in the forecast.

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                                                                         Page 18

9.    PURCHASE ORDERS, ACCEPTANCE AND PERFORMANCE
      -------------------------------------------

9.1 This Agreement does not constitute a purchase order. For all purchases of Products, ParkerVision shall place a written purchase order based on the prices and Quoted Lead-Times agreed upon in the Foundry Business Plan (or any amendments thereto). Each purchase order issued by ParkerVision shall specify: (i) a purchase order number and date, (ii) quantity of Product to be delivered, (iii) Product part number, (iv) Product description, (v) Product unit price, (vi) Requested Delivery Date, (vii) shipping instructions, including carrier and delivery address.

9.2 Subject to the following, TI shall use Commercially Reasonable Efforts to accept all purchase orders issued pursuant to and in conformance with the terms of this Agreement, the Foundry Business Plan and the volume forecast, and will accept such purchase orders in a manner that will not substantially deviate from TI's acceptance of the purchase orders from other customers for similar volumes manufactured using the same TI Manufacturing Technology. Within five (5) business days after TI receives ParkerVision's purchase order, TI shall provide to ParkerVision a written Estimated Ship Date for the Product requested pursuant to such purchase order. TI shall use Commercially Reasonable Efforts to comply with applicable Quoted Lead-Times from the Foundry Business Plan. If TI cannot commit to an Estimated Ship Date that satisfies ParkerVision's Requested Delivery Date, TI shall propose, an alternative Estimated Ship Date. ParkerVision shall notify TI in writing of its acceptance or rejection of such alternative Estimated Ship Date within (5) business days after receipt of the alternative Estimated Ship Date. If TI does not receive such notification from ParkerVision, ParkerVision shall be deemed to have accepted such alternative Estimated Ship Date. Any purchase order placed by ParkerVision prior to the termination of this Agreement in which the Estimated Ship Date will be after the termination of this Agreement shall continue to be governed by the terms and conditions of this Agreement.


10.   PURCHASES SUBJECT TO TI'S STANDARD TERMS AND CONDITIONS FOR SALES.
      ------------------------------------------------------------------

All purchases by ParkerVision of Products supplied by TI shall be subject to TI's Standard Terms and Conditions for Sales of Semiconductor Products in the version current at the time of such purchases, provided, however, that in the event of a conflict between this Agreement, a Statement of Work, a purchase order, or the Foundry Business Plan and said Standard Terms and Conditions, the provisions of this Agreement, the Statement of Work, the purchase order, or the Foundry Business Plan, as applicable, shall prevail. This Agreement shall not be considered void for lack of a specified quantity term under the Uniform
Commercial Code. A copy of TI's Standard Terms and Conditions for Sales of Semiconductor Products in effect at the time of execution of this Agreement is attached as Exhibit I. Without limiting the generality of the foregoing, at least Sections 8, 9, 10, 11, 12, 13, 16, and 17 from Exhibit I (and from corresponding sections in subsequent versions of that document) are replaced by corresponding provisions in this Agreement, a Statement of Work, a purchase order, or the Foundry Business Plan.

                                                                           TI/PV
                                                                         Page 19

11.   PRODUCT SPECIFICATION CHANGE PROCESS.
      -------------------------------------

Upon receipt of a written request by ParkerVision, TI shall, within fifteen (15) business days, submit to ParkerVision a written summary of estimated adjustments or costs, if any, reasonably required to implement a modification to the Product Specification, Product Design Database, Wafer Probe Test Specification, or other change relating to a Product requested by ParkerVision. Such summary shall include the change, if any, to: (i) the unit price for Products affected by the requested changes, (ii) any applicable Product delivery dates; and (ii) the Product NRE (non-recurring engineering charges). Written approval from ParkerVision must be received by TI prior to implementation of such changes, and will be referenced as an Amendment to this Agreement. If TI does not receive such written approval from ParkerVision within fifteen (15) calendar days after TI submits a summary to ParkerVision, ParkerVision shall have been deemed to have withdrawn such request for change to the Product Specification.

12.   PRODUCT DISCONTINUATION AND LIFE-TIME BUY.
      ------------------------------------------

12.1 TI may discontinue the manufacture of a Product with six (6) months prior written notice to ParkerVision. Upon receipt of such notice from TI, ParkerVision may submit Life-Time Buy purchase orders. ParkerVision must place a single Life-Time buy order within sixty (60) days of receipt of such notice. Delivery of the discontinued Product shall be made in substantially equal monthly installments (or other increment to be mutually agreed upon) throughout the remainder of the six (6) month period following such notice, and a subsequent period of six (6) months.
12.2 During the Foundry Period, TI shall offer an alternate TI Manufacturing Technology for the production of the affected Products soon after providing such notice. ParkerVision may transfer the affected Products to the alternate TI Manufacturing Technology. ParkerVision has the option of transferring such affected Products to a Competitor Foundry, and
      ParkerVision shall have the option to take delivery of all technical information relating to the affected Products and, only to the extent strictly necessary for a fabless semiconductor company for purposes of transferring a discontinued Product to another manufacturing process, the technical information related to the manufacturing process used in the manufacture of the discontinued product, provided, however, that ParkerVision's right to use such technical information shall be strictly limited to port the affected Products to the Competitor Foundry.

13.   DELIVERY, SHIPMENTS, INVOICES AND PAYMENTS.
      -------------------------------------------

13.1 FREIGHT AND TAX CHARGES. Prices set forth in the Foundry Business Plan, in a purchase order or TI's acceptance of a purchase order do not include freight charges or taxes. ParkerVision shall be liable to TI for such sales, use, or like taxes actually charged if

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                                                                         Page 20

      ParkerVision has failed to comply with applicable statutory resale tax certificate requirement(s). ParkerVision shall provide to TI a resale certificate upon TI's request.

13.2 TITLE AND TRANSPORTATION. All shipments of Product to ParkerVision shall be F. O. B. point of shipment. Title and risk of loss or damage shall pass to ParkerVision upon TI's tender of delivery of the Products to a carrier at shipping point. Packing and shipping instructions shall be set out in ParkerVision's purchase order. Absent any such instructions from ParkerVision specifying the method of shipment, TI will use the means of shipment which should permit on-time delivery of Product to ParkerVision.

13.3 EARLY SHIPMENTS. If TI delivers Product more than five (5) calendar days in advance of the scheduled Estimated Ship Date, ParkerVision may postpone payment until such time payment would have been due if TI had delivered Product as scheduled.

13.4 INVOICES. Invoices shall reference the number of ParkerVision's purchase order and the bill of landing. All invoices shall be sent to the following address:

                  ParkerVision, Inc.
                  8493 Baymeadows Way
                  Jacksonville, Florida  32256
                  Attention:  Accounting Department

            ParkerVision's payment of invoice shall not constitute acceptance of
      Products.   All  invoices  may  be  subject  to  adjustments  for  errors, shortages, or defects in Products.

13.5  PAYMENT   TERMS.   Payment  of  invoices  for   Products   delivered  to
      ParkerVision shall be net ninety (90) days upon receipt by ParkerVision of each invoice issued by TI. Payments shall be made in US dollars.

13.6 SALES AND USE TAX EXEMPTION. It is hereby certified that the Products purchased hereunder are exempt from the sales and use tax, unless otherwise noted for the reason that Products are purchased for resale or will become an ingredient or component part of, or be incorporated into, or used or consumed in a manufactured product produced for ultimate sale at retail. If the goods are purchased tax exempt and subsequent use makes the goods taxable, ParkerVision will assess and pay tax to the appropriate state.

14.   INSPECTION AND ACCEPTANCE.
      --------------------------

ParkerVision or, in the event of direct shipments, ParkerVision's customers shall perform incoming inspection of Product within fifteen (15) calendar days of receipt of Product. Inspection may be performed at ParkerVision's option on a statistical sampling basis. The entire lot may be rejected based on defects revealed by such sampling. At ParkerVision's option, the rejected lot

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                                                                           TI/PV
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will be either  returned  to TI at TI's cost for  replacement  or credit or 100%
screened by ParkerVision with cost of screening paid by TI. The initial inspection performed at ParkerVision on receipt of material is a conditional acceptance, and shall not waive the right of ParkerVision to return material to TI which exhibits or develops defects during the warranty period defined in Section [15.] below.

15.   PRODUCT WARRANTY.
      -----------------

      15.1 WARRANTY FOR PRODUCT. Within one (1) year after delivery to ParkerVision, ParkerVision may return assembled and tested Product ("Finished Product") that ParkerVision can demonstrate fails to conform to the Product Specification and/or the agreed upon test programs. Additionally, within the earlier of (i) thirty (30) days after delivery to ParkerVision or (ii) the date the wafer in question is processed, ParkerVision may return any Wafers that ParkerVision can demonstrate fails to conform to the applicable Wafer Probe Test Specification.

      15.2 All noncompliant Product returned to TI may be either, at TI's option, replaced within current Quoted Lead-Time for such Product, or credit issued by TI; except that Lifetime Buy shipments may be returned by ParkerVision for credit only. TI shall authorize return of nonconforming Product within seventy-two (72) hours of TI's receipt of ParkerVision's notification.

      15.3 TEST DATA. For Finished Product, TI will make process control data, inspection and test reports covering the articles or goods and their parts available for review and subject to examination by ParkerVision or its authorized representatives to verify conformance to such applicable specifications and drawings. However, a certificate of conformance must accompany individual shipments when so specified on applicable drawings, or on the applicable purchase order. Any Finished Product not accepted by ParkerVision may be returned to TI at TI's expense for full credit of the purchase price. Inspection may be performed at ParkerVision's option on a statistical sampling basis. The entire lot may be rejected based on defects revealed by such sampling. At ParkerVision's option, the rejected lot will be either returned to TI for replacement or credit, or 100% screened by ParkerVision with cost of screening paid by TI. The initial inspection performed at ParkerVision on receipt of material is a conditional acceptance, and shall not waive the right of ParkerVision to return material to TI which exhibits or develops defects due to latent causes during or after installation or testing of the end product.

      15.4 WARRANTY DOCUMENTATION. TI shall preserve all special drawings, dies, patterns, tooling or other items supplied or paid for by ParkerVision in good condition; and

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                                                                           TI/PV
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            they are the property of ParkerVision  and shall be considered to be
            ParkerVision Confidential Information unless otherwise specified, and the same such items shall be returned in good condition when the work on the order has been completed or terminated, or at any other time as requested by ParkerVision. No special drawing, die, pattern, tool or other item supplied by ParkerVision or made by TI for the use of or delivery to ParkerVision, or for use by TI in supplying ParkerVision, shall be used by TI for any purpose other than supplying ParkerVision, without TI first obtaining the written consent of ParkerVision thereto. TI shall not attempt to reverse engineer any drawing, die, pattern, tool, database file, computer file, integrated circuit, or other item supplied by ParkerVision to TI unless any of the aforementioned activities is necessary or useful for purposes of TI's performance under Section 16.2 of this Agreement. If material, equipment, special drawings, dies, patterns, or other goods are furnished by ParkerVision for performance of a purchase order, all risk of loss thereof or damage thereto shall be upon TI from the time of shipment to TI until redelivery to and receipt by ParkerVision.

      15.5 NO ADDITIONAL WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, TI MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY FOR UNFINISHED PRODUCTS, IMPLIED CONDITIONS OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OBLIGATION ON THE PART OF TI. PARKERVISION'S REMEDIES SHALL BE LIMITED TO THE REMEDIES SPECIFIED HEREIN.

16.   CHANGE OF CONTROL
      -----------------

16.1. Upon a Change of Control of ParkerVision:

      (a) ParkerVision shall continue to perform under any written supply agreements involving supply of Collaborative Products that were executed by ParkerVision prior to such Change of Control, although failure to so perform shall not be considered to be a breach of this Agreement except as to Section 16.2 ; and

      (b) the Parties shall continue to perform under any Statement of Work that was executed by the Parties prior to such Change of Control.

16.2 In the event that, (i) following a Change of Control of ParkerVision, the Acquiring Party does not provide TI within ten (10) days after the effective date of the Change of Control with a written and binding assurance in the form of Exhibit H that it will cause

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                                                                           TI/PV
                                                                         Page 23

      ParkerVision to comply with Section 16.1(a) and 16.1(b) as to a Statement of Work whose Point of No Return was satisfied prior to the Change of Control of ParkerVision, or (ii) following the Change of Control, ParkerVision does not satisfy Section 16.1(a) and 16.1(b) as to a Statement of Work whose Point of No Return was satisfied prior to the Change of Control of ParkerVision, then TI shall provide ParkerVision with written notice specifying the Acquiring Party's non-compliance or ParkerVision's breach, as the case may be. ParkerVision shall have twenty
      (20) days from receipt of such notice to cause the Acquiring Party to comply with (i), or to cure ParkerVision's breach, as the case may be. If by the end of such cure period the written letter of assurance is not received by TI from the Acquiring Party, or if ParkerVision has not cured the breach by the end of such cure period, then ParkerVision shall pay to TI liquidated damages in the amount of two hundred thousand dollars ($200,000) for each Statement of Work whose Point of No Return was satisfied prior to the Change of Control of ParkerVision, and ParkerVision must provide to TI all technical documents relating to the applicable Collaborative Chipset, and ParkerVision and TI shall collaborate such that TI may, under a non-exclusive, worldwide license (with no right to sub-license other than to TI Affiliates) under ParkerVision's current and future Intellectual Property Rights:

      (a) in the case of non-satisfaction of Section 16.1(b), if the Collaborative Chipset is not completed prior to such Change of Control, then complete such Collaborative Chipset in conformity with the Statement of Work, provided that TI completes the Collaborative Chipset within one (1) year after the expiration of the above twenty
            (20) day cure period ;

      (b) manufacture and sell Collaborative Products (packaged and tested) for two (2) years commencing on the latter of (i) the expiration of the above twenty (20) day cure period, or (ii) once the
            Collaborative Product is complete pursuant to Section 16.2(a), provided that all such Collaborative Products are sold as part of a Collaborative Chipset, and in the event that TI elects to so manufacture and sell such Collaborative Products, then
            ParkerVision shall pay to TI an additional one-time liquidated damages amount of two hundred thousand dollars ($200,000); and

       (c)  modify all Collaborative  Products during the two (2) year period of
            Section 16.2(b), provided that such modification changes no more than thirty percent (30%) of the transistors in the Collaborative Product and the modified Collaborative Products are in conformance with any Statement of Work whose Point of No Return was satisfied prior to the Change of Control of ParkerVision.

      After the expiration of the two (2) year period of Section 16.2(b), the licenses granted to TI by ParkerVision in this Section 16.2 shall be revoked.

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                                                                         Page 24

      The remedies and liabilities provided for in this Section 16.2 represent ParkerVision's complete and total liability to TI for any non-compliance or breach under Sections 16.2(i) and 16.2(ii).

16.3 REVENUE SHARING. For each D2D Sub-Part (that may include modifications made by TI pursuant to Section 16.2(c) in each Collaborative Product sold by TI or a TI Affiliate to a third party other than ParkerVision or a ParkerVision Affiliate, TI shall pay ParkerVision a per unit share to be calculated in accordance with the formula provided in Exhibit [D] hereto.

16.4 REPORTS AND AUDITS. Within forty-five (45) days after the end of each calendar quarter, TI shall pay ParkerVision all per unit shares which accrued to ParkerVision pursuant to this Section [16] during such quarter. Each such payment shall be accompanied by a report setting forth (a) the customer name, contact information, and model number with respect to each Product sold and (b) the total number of Product sold during such quarter. TI shall keep detailed records of its sale or its Affiliates' sale of Products for a period of three (3) years after the date on which such Products are distributed. ParkerVision shall have the right to audit such records once every six (6) months, upon reasonable prior written notice to TI. In addition to any underpayments or related late charges revealed by such audit, TI shall pay for the cost of any audit which reveals an underpayment of more than five percent (5%) for any quarter audited.

16.5 DEFINITION A "Change of Control" of a Party shall be deemed to have occurred in the event that, and is effective on the date that: (i) a third party (other than Jeff Parker, Stacie Parker Wilf, and/or Todd Parker, individually or in any combination, in the case of ParkerVision) becomes the owner of or takes control of, directly or indirectly, by merger or otherwise, beneficially or of record, voting securities representing fifty percent (50%) or more of the total voting power of such Party or such Party's successor ("Controlling Interest"), or (ii) such Party transfers all or substantially all of its assets belonging to such Party's RF or semiconductor business unit to a third party.

16.6. POSSIBLE ADDITIONAL LICENSE TO TI. After a Change of Control of ParkerVision, if ParkerVision or the Acquiring Party grants a non-exclusive license of ParkerVision D2D technology to a third party within five (5) years after such Change of Control, then ParkerVision or the Acquiring Party shall offer the same non-exclusive license under the same terms and conditions to TI. In the event that, after the Effective Date of this Agreement, ParkerVision assigns all or any of its rights in D2D to a third party, in accordance with Section 23.7, ParkerVision shall cause such third party to comply with this Section 16.6.

16.7. QUALITY CONTROL. The quality of Collaborative Products sold by TI according to Section 16.2(b) shall conform to the reasonable quality standards of ParkerVision as it may issue

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                                                                           TI/PV
                                                                         Page 25

      from time to time; and are of a standard consistent with the prestige and reputation which the ParkerVision Trademarks have heretofore developed or develop in the future.

PART C: GENERAL PROVISIONS
--------------------------

17.   REPRESENTATIONS & WARRANTIES
      ----------------------------

      ParkerVision and TI each represents and warrants to the other Party that:

      17.1. DUE AUTHORIZATION. It has the requisite corporate power, authority and legal right to execute and deliver this Agreement and to perform each and every of its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and, if applicable, shareholder action.

      17.2. NO CONFLICT. The execution, delivery and performance of this Agreement does not and will not violate, conflict with or result in the breach of any term, condition or provision of its Articles of Incorporation or By-Laws (or their equivalent) nor any term, condition or provision of any contract, agreement, document, commitment, undertaking or understanding between it and any other person, or entity.

      17.3 NO OTHER PARTY OPTIONS. There are no existing agreements, options, commitments, entitlements or rights of any person to obtain from the Party giving the representation, directly or indirectly, any rights, obligations, grants, or licenses inconsistent with those of the other Party covered by this Agreement.

      17.4 The representations and warranties of each Party contained in this Agreement shall have been true in all material respects as of the date hereof. Each Party undertakes to make all commercially reasonable efforts to ensure that the above representations and warranties remain true in all material respects throughout the term of this Agreement. In the event that a Party is unable to comply with the foregoing undertaking it shall notify the other party thereof without undue delay, whereupon the other Party shall have the right to terminate this Agreement by providing the Party which is no longer in compliance with thirty (30) days prior written notice.

18.   INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY.
      --------------------------------------------------

      18.1. TI'S INDEMNITY TO PARKERVISION.  TI shall defend any claim,  suit or
            other  proceeding  brought  against   ParkerVision  insofar  as  the
            proceeding is based on a

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                                                                           TI/PV
                                                                         Page 26

            claim that TI Manufacturing Technology used in the manufacture of Products supplied by TI to ParkerVision infringes a third party's Intellectual Property Rights, or a claim that ParkerVision indirectly infringes a third party's Intellectual Property Rights based on a claim that a Collaborative TI Digital Baseband Processor sold by TI directly infringes such third party's Intellectual Property Rights, and TI shall pay all damages and costs finally awarded therein against ParkerVision, provided that TI is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance necessary to defend or settle the proceeding. TI shall not be obligated to defend or be liable for ParkerVision's costs and damages if the infringement arises due to the design of a Product, Project IP including without limitation Interface technology,and/or a combination with, an addition to, or a modification of the Products by ParkerVision after delivery by TI.

      18.2  PARKERVISION'S INDEMNITY TO TI.

            (a) ParkerVision shall defend any claim, suit or other proceeding brought against TI insofar as the proceeding is based on a claim that Products made by TI for ParkerVision infringes a third party's Intellectual Property Rights, or a claim that TI indirectly infringes a third party's Intellectual Property Rights based on a claim that a Collaborative Product sold by ParkerVision directly infringes such third party's Intellectual Property Rights, and ParkerVision shall pay all damages and costs finally awarded therein against TI, provided that ParkerVision is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance necessary to defend or settle the proceeding. ParkerVision shall not be obligated to defend or be liable for TI's costs and damages if the infringement arises from a TI Digital Baseband Processor, Project IP including without limitation Interface technology, and/or a combination with, an addition to, or a modification of the Products by TI, or if the infringement arises from the use of TI Manufacturing Technology.

            ParkerVision shall defend any claim, suit or other proceeding brought against TI insofar as the proceeding is based on a claim that Collaborative Products sold by TI into the open market in accordance with Section 16.2(b) directly infringes a third party's Intellectual Property Rights, and ParkerVision shall pay all damages and costs finally awarded therein against TI, provided that ParkerVision is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance necessary to defend or settle the proceeding. ParkerVision shall not be obligated to defend or be liable for TI's costs and damages if the infringement

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                                                                           TI/PV
                                                                         Page 27

            arises from a TI Digital Baseband Processor, Project IP including without limitation Interface technology, and/or a combination with, an addition to, or a modification of the Products by TI, or if the infringement arises from the use of TI Manufacturing Technology.

      18.3. ACTUAL AND ALLEGED INFRINGEMENT.

            18.3.1 TI INDEMNIFICATION. If TI Manufacturing Technology used in the manufacture of the Products supplied by TI to ParkerVision hereunder shall be held to infringe Intellectual Property Rights and ParkerVision shall be enjoined from using or reselling same because of such infringement, or if TI discontinues shipment of such Product after a third party has filed suit in a court alleging such infringement, then TI will exert all Commercially Reasonable Efforts, at its option and at its expense, to: (a) procure for ParkerVision the right to use, sell, resell and otherwise market such Products free of any liability for infringement of such Intellectual Property Rights, or (b) replace such Products with non-infringing substitute products otherwise complying substantially with all requirements of this contract, or (c) refund the purchase price and the transportation costs of infringing Products returned to TI. TI shall not be obligated for any of the foregoing remedies if the infringement arises due to the design of a Product, Project IP including without limitation Interface technology,and/or a combination with, an addition to, or a modification of the Products by ParkerVision after delivery by TI.

            18.3.2 PARKERVISION INDEMNIFICATION. If a Collaborative Product made and sold by TI into the open market in accordance with Section 16.2(b) shall be held to infringe Intellectual Property Rights and TI is enjoined from making, using or reselling same because of such infringement, or if TI discontinues shipment of such Collaborative Product to the open market after a third party has filed suit in a court alleging such infringement, then ParkerVision will exert all Commercially Reasonable Efforts, at its option and at its expense, to obtain the right to have made such Collaborative Products by TI, and in the case of Collaborative Products sold by by TI into the open market in accordance with Section 16.2(b) to procure for TI the right to make, have made, use, sell, resell and otherwise market such Collaborative Products to the extent provided for in Section 16.2(b) free of any liability for infringement of such Intellectual Property Rights. ParkerVision shall not be obligated for any of the foregoing remedies if the infringement arises from a TI Digital Baseband Processor, Project IP including without limitation Interface technology, and/or a combination with, an addition to, or a modification of the Products by TI, or if the infringement arises from the use of TI Manufacturing Technology.

18.3.3  Discontinuation  of Shipments.  If an  infringement  per Section 18.1 or
Section 18.2 is alleged prior to the completion of delivery of Products under this Agreement, TI may decline to

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                                                                           TI/PV
                                                                         Page 28

accept new purchase orders or make further shipments without being in breach of this Agreement. The period of foundry exclusivity under Section 6 shall immediately expire for any Product for which TI has elected to reject new purchase orders or discontinue shipments under this Section.

      18.4. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES FOR INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.


19.   NO OTHER LICENSE
      ----------------

      EXCEPT FOR THE CONVEYANCES AND THE LICENSES GRANTED IN SECTIONS [3.2; 5.2.5, 5.2.6, 5.3, 6.6 and 16.2] ABOVE, NOTHING IN THIS AGREEMENT, any STATEMENT OF WORK OR THE FOUNDRY BUSINESS PLAN SHALL BE CONSTRUED AS GRANTING OR CONFERRING ANY RIGHTS BY LICENSE OR OTHERWISE, EXPRESSLY, IMPLIED OR OTHERWISE, UNDER ANY INTELLECTUAL PROPERTY RIGHTS OF EITHER PARTY MADE, CONCEIVED OR ACQUIRED PRIOR TO, DURING OR AFTER THE TERM OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE PARTIES HEREBY EXPRESSLY AGREE THAT NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS GRANTING OR CONFERING To a party aNY RIGHTS, BY LICENSE OR OTHERWISE, in the OTHER PARTY'S sub-parts, products, integrated circuits, front ends, DEVICES and/OR CHIPSETS.

20. LIMITATION OF DAMAGES. UNLESS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT AND EXCEPT FOR DAMAGES INCURRED BY A PARTY AS A RESULT OF THE OTHER PARTY'S BREACH OF A CONFIDENTIALITY OBLIGATION HEREUNDER OR IN CONNECTION HEREWITH, AND EXCEPT FOR damages that result from PARKERVISION'S or its affiliates breach of the covenant in Section 5.4, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF GOODWILL, OVERHEAD, OR OTHER INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT,
      HOWEVER CAUSED, AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. THESE LIMITATIONS SHALL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

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21.   CONFIDENTIAL INFORMATION.

      21.1. DEFINITION. "Confidential Information" means information relating to the subject matter of this Agreement which is regarded as confidential or proprietary by one Party or the other, and information transferred during meetings or other communication between the Parties relating to this Agreement which is owned or controlled by either Party and which relates to its past, present or future activities with respect to the subject matter of this Agreement,. if such information is disclosed by one of the Parties to the other Party in written, graphic, model or other tangible form or in the form of a computer program or in a machine readable medium or any derivation thereof and is designated in writing as confidential or proprietary by an appropriate legend, together with the name of the Party so disclosing it, or, if such information is disclosed orally, which is identified at the time of oral disclosure as confidential or proprietary and which is reduced to written, graphic, model, or other tangible form, marked as confidential and delivered by the disclosing Party within thirty (30) days after such oral disclosure. By way of example and not of limitation, information disclosed by a Party will be deemed to be marked as confidential if it is marked as either Party's "Internal Data" or as "Strictly Private".

      21.2. CONFIDENTIALITY OBLIGATION. Each Party agrees that the Confidential Information of the other Party which it receives pursuant to this Agreement is received only for its own use and only to the extent provided in this Agreement. Each Party agrees to keep the Confidential Information confidential and to disclose it to no third party, but only to such employees of the receiving Party with a need to know such information, until (i) the expiration or termination of this Agreement or (ii) the date five (5) years from the date of initial disclosure, whichever is later. Neither Party shall be liable for the unauthorized use or disclosure of such information provided that such Party exercises at least the same degree of care as the receiving Party normally exercises to protect against the unauthorized use or disclosure of its own confidential or proprietary data and information of similar importance, and that such degree of care affords at least reasonable protection, and provided that such receiving Party takes reasonable action to prevent further unauthorized use or disclosure after becoming aware of same.

      21.3. OWNERSHIP AND USE. All Confidential Information of either Party is and shall remain exclusively owned by the disclosing Party, and the grant in this Agreement of license or other rights therein or access thereto does not transfer to the receiving Party any present or future ownership rights in the Confidential Information.

      21.4. CONFIDENTIALITY EXCEPTION. Notwithstanding the provisions of Section [21.1], nothing received by a Party is required to be treated as Confidential Information

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                                                                           TI/PV
                                                                         Page 30

            which prior hereto, or during the term of this Agreement, or thereafter, is or becomes (1) publicly known through no unauthorized act of the receiving Party, (ii) rightfully received from a third party without obligation of confidentiality, (iii) independently developed by the receiving Party, (iv) already known by the receiving  Party  without  an  obligation  of  confidentiality,  (v)
            intentionally   disclosed   without  similar   restrictions  by  the
            disclosing Party to a third party, or (vi) approved by the disclosing Party for public disclosure. Evidence supporting (iii) shall be provided by the Party asserting same upon the request of the other Party.

      21.5. OTHER DISCLOSURE. Neither Party shall be liable for disclosure of any Confidential Information if such disclosure is in response to a valid order of a court or other government body or any political subdivision thereof, provided, however, that the Party proposing to disclose such information shall first notify the other Party and shall make a good faith effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which such protective order is issued.

      21.6 RESTRICTION ON FILING PATENT APPLICATIONS. Neither Party shall file or cause to be filed any patent application on an invention of the other Party disclosed by the other Party as Confidential Information. Without limiting the generality of the foregoing, TI hereby specifically undertakes not to file or cause to be filed any patent application on an invention disclosed by ParkerVision to TI as Confidential Information pursuant to Section 16.2.

22.   EXPIRATION AND TERMINATION.
      ---------------------------

      22.1. TERM OF THE AGREEMENT. This Agreement will enter into effect on the Effective Date first stated above and, unless sooner terminated as elsewhere provided in this Agreement, shall continue in full force and effect until the expiration of the foundry relationship contemplated in Section [6] above; provided, however, that notwithstanding such expiration or termination, this Agreement shall remain effective and continue to govern:

            (a) orders placed by ParkerVision and accepted by TI prior to the expiration or termination of the Agreement;

            (b) any uncompleted development work that remains to be performed by either Party pursuant to a Statement of Work hereunder unless the Statement of Work is terminated in accordance with Section [4.4] above; and

            (c) manufacture and supply of Products in accordance with Section [6.4] above.

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                                                                           TI/PV
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      22.2. TERMINATION.  This  Agreement  may be  terminated by a Party for the following reasons:

            22.2.1. If  either  Party  shall at any time  default,  without  any material causative fault on the part of the other Party, by failing to perform any material provision of this Agreement, the non-defaulting Party may obtain the right to terminate this Agreement by providing written notice to the defaulting Party specifying the breach. The Agreement will not be terminated if (i) the material breach specified in the notice is remedied within the thirty (30) day period following receipt of the notice by the defaulting Party or (ii) if the breach reasonably requires more than thirty (30) days to correct, the defaulting Party has, within thirty (30) days from receipt of the notice of default, begun substantial corrective action to cure the breach and submitted a written remediation plan to the non-defaulting Party's Program Coordinator providing a detailed explanation of the steps to be taken to cure the breach as quickly as practicable, the defaulting Party diligently pursues such corrective action, and such breach is actually cured within sixty (60) days following receipt of the notice of default. If any default is not cured within the time permitted, the non-defaulting Party shall have the right to terminate this Agreement at any time thereafter by giving written notice of termination to the other Party, and upon the giving of such notice of termination this Agreement shall terminate immediately. The defaulting Party shall have the right to cure any such default up to the date of termination. Termination of this Agreement as provided hereunder shall not prejudice any right or remedy of the non-breaching party.

            22.2.2. Upon written  notice if the other Party becomes  bankrupt or insolvent, suffers a receiver to be appointed or makes assignment for the benefit of creditors.

      22.3. SURVIVAL. The Sections of this Agreement relating to warranties (Section 15), duty of payments (Sections 13 and 16), confidential information (Section 21), Intellectual Property Rights (Section 5), licenses granted (3.2; 5.2.5, 5.2.6, 5.3, 6.6 and 16.2), publicity
            (Section 23.16), indemnification (Section 18), limits of liability (Section 20), relationship of the parties (Section 23.2), Change of Control (Section 16), termination (Section 22.1), and compliance with laws shall survive termination or expiration of this Agreement.

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                                                                         Page 32

23.   MISCELLANEOUS.

      23.1. FORCE MAJEURE. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over the Parties hereto, and to orders, regulations, directions or requests of any such government, or any department, agency or corporation thereof, and to war, acts of public enemies, strikes or other labor disturbances, accidents, transportation embargo, shortage of supplies, fires, floods, earthquakes, acts of God, or causes of like or different kind beyond the control of the Parties, and the Parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any such law, order, regulation, direction, request or contingency, for the period such cause endures. Production and deliveries may be allocated in a reasonable manner among its customers by TI when these circumstances create a delay or shortfall in production of the Product or of products of the general type covered by this Agreement. Notwithstanding the foregoing, in the event any such cause delays either Party's performance of any of its material obligations under this Agreement, the other Party may suspend its performance under this Agreement for the period such delay continues and if any such cause renders impossible or delays for a period of more than six months either Party's performance of any of its material obligations under this Agreement, the other Party may upon written notice terminate this Agreement and such termination will be deemed to have occurred with consent of both parties. The Party whose performance is delayed on account of any such cause shall promptly notify the other Party, and shall exert Commercially Reasonable Efforts to recommence performance as soon as possible.

      23.2. RELATIONSHIP OF PARTIES.

            23.2.1. Neither  Party shall have, or shall  represent  that it has, any power, right, or authority to bind the other Party, or to assume or create any obligation or responsibility, express or implied, on behalf of the other Party or in the other Party's name.

            23.2.2. Each  Party is an  independent  contractor,  nothing in this
                  Agreement shall be construed as constituting ParkerVision and TI as partners, joint venturers, or as creating the relationships of employer and employee, franchiser and franchisee, principal and agent, or any other form of legal association that would impose liability on one Party for the act or failure to act of the other Party.

            23.2.3. EMPLOYEES/NON-SOLLICITATION.  An employee of one Party shall not be considered, for any purpose, an employee of the other Party. To the extent this Agreement involves work by one Party on the premises of the other Party, each Party shall instruct and require its respective visiting

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                                                                           TI/PV
                                                                         Page 33

                  employees to observe and obey all rules, policies and procedures in effect at the facilities of the other Party. During the term of this Agreement and for a period of one (1) year thereafter, each Party will not solicit or induce any employee of the other Party who is engaged in transfer of technical information or in rendering technical assistance to become an employee or consultant of such Party.

      23.3 NOTICES AND ADMINISTRATION OF THE AGREEMENT. All notices shall be given in writing either by personal delivery to the Party to whom notice is directed, or by confirmed telex or facsimile, or by a commercial overnight courier service, or by registered or certified mail, return receipt requested. The date upon which any such notice is so personally delivered, the date of confirmation of telex, facsimile, or courier delivery, or if the notice is given by registered or certified mail, the date three (3) days after it is deposited in the U.S. mails, shall be deemed to be the date delivered to the Party to whom notice is directed. For and on the behalf of each Party, the person designated below shall have cognizance of the work provided pursuant to this Agreement. General administration of the Agreement shall be through them. Each Party reserves the right to independently appoint a different individual and agrees to notify the other Party in writing of such change. All statements, and notices shall be sent directly to the following individuals:

            IF TO PARKERVISION:              IF TO TI
            PARKERVISION, INC.               TEXAS INSTRUMENTS INCORPORATED
            8493 Baymeadows Way              7839 Churchill Way
            Jacksonville, Florida 32256      Dallas, Texas  75251
            Attn: Legal Department           Attention: Law Department
            Telephone: (904) 737-1367        Telephone: (972) 917-4440
            Facsimile: (904) 636-6473        Facsimile: (972) 917-4418

      23.4 ENTIRE AGREEMENT. This Agreement, including its exhibits and schedules, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, negotiations and agreements, written, oral or implied, between them in respect of the subject matter of this Agreement. Neither Party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby. In the event that this Agreement conflicts with a Statement of Work, a purchase order, or the Foundry Business Plan, this Agreement controls.

                                                                           TI/PV
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      23.5  APPLICABLE LAW. This Agreement  shall be governed by,  construed and interpreted and the rights of the parties determined in accordance with the laws of the State of New York without regard to the choice of law principles thereof.

      23.6 BIND AND BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of, the Parties' respective successor.

      23.7 ASSIGNMENT. Neither Party may assign or delegate or otherwise transfer its rights or obligations under this Agreement either in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld in the case of a Change of Control, as defined in Section 16.5(ii), subject to the requirement that the Party's assignee or transferee provides the other Party with prima facie evidence of its technical and commercial capability to perform under this Agreement, and agrees in writing to comply under the terms and conditions of this Agreement. It shall not be deemed to be an assignment or delegation of a Party's rights or obligations hereunder (and, accordingly, no consent of the other Party shall be required) if a Party engages in a merger or other similar transaction, as a result of which the holders of the outstanding voting securities of such Party prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation after the transaction. TI's consent to an assignment, delegation or other transfer of ParkerVision's rights and obligations hereunder shall not be construed as a waiver of TI's rights under Section 16.2 of this Agreement. Any attempted assignment in violation of the provisions of this Section will be void.

      23.8 ALTERATIONS AND WAIVERS. The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy hereunder, whether by agreement of the Parties or by custom, course of dealing or trade practice, shall not be effective unless made in writing and signed by the Parties hereto. No failure or delay by either Party in exercising any right, power or remedy with respect to any of the provisions of this Agreement shall operate as a waiver of such provisions with respect to such occurrences; nor shall any extension of time or other indulgence granted to a Party hereunder otherwise alter or affect any power, remedy or right of the other Party, or the obligations of the Party to whom such extension or indulgence is granted; nor shall the failure by either Party to enforce any provision be deemed a waiver of future enforcement of that or any other provision.

      23.9 SEVERABILITY. In the event any provision of this Agreement or the application of any such provision shall be held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or un-enforceability; but, the remaining provisions of this Agreement shall remain in full force and effect, and any such prohibition or

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            unenforceability  in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties shall use their Commercially Reasonable Efforts to replace the
            provision   that  is   contrary   to  law  with  a  legal  one  with
            approximately, to the extent possible, the original intent of the Parties.

      23.10 LANGUAGE INTERPRETATION. In the interpretation of this Agreement, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders, (c) references to persons shall include corporations or other bodies, and vice versa,
            (d) references to Parties, sections, schedules, addenda, paragraphs, articles and exhibits shall mean the Parties, sections, schedules, addenda, paragraphs, articles and exhibits of and to this Agreement, and (e) periods of days, weeks or months shall mean calendar days, weeks or months.

      23.11 HEADINGS. Article and Section headings are included solely for convenience, are not to be considered a part of this Agreement, and are not intended to be full and accurate descriptions of their contents.

      23.12 COUNTERPARTS OF AGREEMENT. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      23.13 NO THIRD-PARTY BENEFICIARIES. Nothing contained in this Agreement shall be construed to give any person other than ParkerVision and TI any legal or equitable right, remedy or claim under or with respect to this Agreement.

      23.14 OTHER RESTRICTIONS. In exercising its rights under this Agreement, each Party agrees to comply strictly and fully with all export controls imposed on Products, by any country or organization or nations within whose jurisdiction each Party operates or does business. Each Party agrees not to export or permit export of Products or any related technical data or any direct Product of any related technical data, without complying with the export control laws in the relevant jurisdiction.

      23.15 OZONE DEPLETING SUBSTANCES: Except where the ParkerVision has given written approval to TI, in advance of shipment, TI hereby agrees that it has not used or introduced after May 15, 1993, a Class I or Class II ozone depleting substance (ODS) (as such terms are defined in 40 CFR 82.104), into any product being supplied to or imported by ParkerVision under this Agreement. Where the ParkerVision has so agreed to accept product containing or manufactured using an ODS, TI will label the product with a warning or will otherwise effectively warn ParkerVision of such use in accordance with 40 CFR 82, Subpart
            E. Should TI choose to warn ParkerVision through a mechanism other than a warning label or

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            other  warning  accompanying  the  shipment,  a copy of such warning shall be sent to the ParkerVision, or the otherwise appointed representative of the Buyer of Record, in advance of shipment. Breach of this provision will entitle ParkerVision to all remedies
            available   for  breach  of  this   Agreement,   including   without
            limitations, the right to reject the product and/or terminate this Agreement.

      23.16 CONFIDENTIALITY OF AGREEMENT. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information. Neither Party will disclose the terms or conditions to any third party without the prior written consent of the other Party, except that either Party may disclose the terms and conditions of this Agreement:

            1)    as required by any court or other governmental body;

            2)    as required otherwise by law;

            3) to legal counsel of the Parties, accountants, and other professional advisors; or

            4) to a third party who is negotiating with a Party to acquire such Party (that is, to cause a Change of Control of such Party as defined in Section 16.5), as long as the third party agrees in writing to maintain as confidential any terms and conditions of this Agreement disclosed to the third party.

      23.17 ANNOUNCEMENT. Notwithstanding that the terms and conditions of this Agreement are confidential, TI and ParkerVision agree to issue a mutually agreeable joint press release upon execution of the Agreement Additionally, either Party may file a Report with the Securities and Exchange Commission on Form 8-K with respect to this Agreement. The Report on Form 8-K Report shall be provided to the other Party for review prior to filing, but each Party shall be responsible for its own filing. To the extent permitted by the Securities and Exchange Commission's rules, the filing Party shall apply to the Commission for confidential treatment of commercially sensitive terms of the Agreement, including but not limited to pricing, lead time, and margin sharing provisions. Either Party may also make additional disclosures as are required by law or required of a government agency, subject to prior notice to the other Party so that such other Party may seek an appropriate protective order. Terms and conditions of the Agreement not disclosed in accordance with the foregoing shall be kept confidential by the Parties.

      23.18 EXHIBITS. The following is the list of Exhibits which are attached hereto and are hereby incorporated into this Agreement by reference:

            Exhibit A:  Model Statement of Work
            Exhibit B:  TI Manufacturing Technology
            Exhibit C:  Guidelines  for  the   Registration  and  Protection  of
                        Jointly Owned Project IP

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            Exhibit D:  Per Unit Revenue Sharing for Collaborative Products sold by TI in accordance with Section 16.
            Exhibit E:  ParkerVision Trademarks
            Exhibit F:  Example of Product Pricing and Quoted  Lead-Time  Quoted
                        by TI
            Exhibit G: Additional Trademark Provisions -License Restrictions Exhibit H: Acquiring Party's Written and Binding Assurance per
                        Section 16.2
            Exhibit I:  TI's  Standard   Terms  and   Conditions  for  Sales  of
                        Semiconductor Products
            Exhibit J (J1-J3): ParkerVision Down-Converter Schematics
            Exhibit K: Calculation for Percentage Discharge of Output Signal Exhibit L (L1-L4): ParkerVision Up-Converter Schematics (L1-L3) and
                        an exemplary digital aperture generator circuit (L4)
            Exhibit M:  Analog Amplitude Varying Input Waveform

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                                                                         Page 38

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by duly authorized officers or representative as the date first above written.

TEXAS INSTRUMENTS INCORPORATED          PARKERVISION INCORPORATED


By:                                     By:
   ------------------------------           ------------------------------
Name:                                   Name:
      ---------------------------             ----------------------------
Title:                                  Title:
       --------------------------              ---------------------------
Date:                                   Date:
      ---------------------------             ----------------------------

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